FOURTH AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of June 30, 2011 by and between Silicon Valley Bank (“Bank”) and US DATAWORKS, INC., a Nevada corporation (“Borrower”) whose address is One Sugar Creek Center Blvd., 5th Floor, Sugar Land, TX 77478.

Recitals

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of October 27, 2010, as amended from time to time including by that certain Forbearance and First Amendment to Amended and Restated Loan and Security Agreement dated as of February 8, 2011, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of May 9, 2011 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of June 7, 2011 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) extend the maturity date and (ii) make certain other changes as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.1 (Financing of Accounts). Section 2.1.1(f) hereby is amended and restated in its entirety to read as follows:

“(f)           Early Termination.  This Agreement may be terminated prior to the Maturity Date or the Refinance Term Loan Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.”

2.2 Section 2.1.2 (Refinance Term Loan). Section 2.1.2(b) is amended by adding a new sentence to the end thereof to read as follows:

“Notwithstanding the forgoing, Borrower shall make the following principal payments in respect of the Refinance Term Loan: (i) on the Fourth Amendment Effective Date, in addition to the standard payment that is due on July 1, 2011, a principal payment equal to Thirty Six Thousand Six Hundred Sixty Seven Dollars ($36,667) plus accrued interest; (i) on August 1, 2011, in addition to the standard payment that is due on such date, a principal payment equal to Thirty Thousand Dollars ($30,000) plus accrued interest; and (iii) on a daily basis beginning on August 2, 2011 a payment (in addition to any regularly scheduled payments) in an amount equal to three percent (3%) of the aggregate daily Collections which Bank shall apply to the remaining payments owing on the Refinance Term Loan in the inverse order of their maturity.”

2.3 Section 2.1.2 (Refinance Term Loan). Section 2.1.2(c) hereby is amended and restated in its entirety to read as follows:

“(c)           Prepayment.  Borrower shall have the option to prepay all, but not less than all, of the Refinance Term Loan advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to prepay the Refinance Term Loan at least ten (10) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Refinance Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Refinance Term Loan; and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.”

2.4 Section 2.2.1 (Collections). Section 2.2.1 hereby is amended and restated in its entirety to read as follows:

“2.2.1           Collections.  Subject to Section 2.1.2(b), Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses.  If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.7.”

2.5 Section 2.2.4 (Collateral Handling Fee). Section 2.2.4 hereby is amended and restated in its entirety to read as follows:

“2.2.4           Collateral Handling Fee.  Borrower will pay to Bank a collateral handling fee equal to one quarter of one percent (0.25%) per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”); provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained an Adjusted Quick Ratio of greater than 1.00 to 1.00 at all times during the applicable Testing Month, the Collateral Handling Fee shall be equal to one tenth of one percent (0.10%) per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year.  This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations on the same Business Day as receipt of the Collections.  After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.”

2.6 Section 2.3.2 (Repayment on Event of Default). Section 2.3.2 hereby is amended and restated in its entirety to read as follows:

“2.3.2           Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Collateral Handling Fee, attorneys’ and professional fees, court costs and expenses, and any other Obligations.”

2.7 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(a) is amended in its entirety and replaced with the following:

“(a)           Deliver to Bank:  (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower and each of its Subsidiary’s operations during such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”); (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank; (iii) within five (5) Business Days of filing, copies of all statements, reports and notices made available to Borrower’s common stock holders as a group and all reports on Form 10-K, 10-Q and 8 K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) prompt notice of (A) any material change in the composition of the Intellectual Property, (B) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to the Bank, and (C) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and (vi) within fifteen days of approval thereof, but in any event no later than April 30 of each year, Borrower’s board of directors-approved financial projections and (vii) such other budgets, sales projections, operating plans or other financial information reasonably requested by Bank.”

2.8 Section 6.7 (Financial Covenant). Section 6.7 is amended in its entirety and replaced with the following:

“6.7           Financial Covenants.  For so long as any amount of the Refinance Term Loan remains outstanding, meet the following financial covenants:

(a)           EBITDA.  As of June 30, 2011, Borrower’s EBITDA for the three (3) months ending on such measurement date shall be at least negative One Hundred Three Thousand Dollars (-$103,000).  As of July 31, 2011, Borrower’s EBITDA for the three (3) months ending on such measurement date shall be at least negative Sixty Thousand Dollars (-$60,000).

(b)           Liquidity Ratio.  At all times, but measured on a monthly basis beginning with the August 2011 measuring period, a Liquidity Ratio of not less than 1.20:1.00.

(c)           Fixed Charge Coverage Ratio.  At all times, but measured monthly on a rolling three (3) month basis beginning with the September 2011 measuring period,, a Fixed Charge Coverage Ratio of not less than 1.30:1.00.”

2.9 Section 7.9 (Subordinated Debt). Section 7.9 is amended by adding a new sentence to the end thereof to read as follows:

“Notwithstanding any other provisions of this Agreement or any other Loan Document or any other document evidencing Subordinated Debt to the contrary, as long as the Refinance Term Loan remains outstanding, Borrower may not make any payments with respect to Subordinated Debt (including any accrued but unpaid interest payments due and owing under the Nicholson/Ramey Subordinated Debt as of June 30, 2011) without the prior written consent of Bank.”

2.10 Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 hereby are added or amended and restated in their entirety and replaced with the following:

“Advance Rate” is eighty five percent (85%), net of any offsets related to each specific Account Debtor (as permitted in accordance with this Agreement), or such other percentage as Bank establishes under Section 2.1.1.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus two and one fifth percent (2.20%); provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower maintained an Adjusted Quick Ratio of greater than 1.00 to 1.00 at all times during the applicable Testing Month, the Applicable Rate for such Subject Month shall be the Prime Rate plus one and one quarter percent (1.25%).

“Facility Amount” is One Million One Hundred Seventy Six Thousand Five Hundred Dollars ($1,176,500).

“Fixed Charge Coverage Ratio” means for any measuring period, the ratio of (i) EBITDA minus capital expenditures and capitalized software expense to (ii) the sum of consolidated interest expense actually paid, plus taxes paid for the annualized period and principal payments.

“Fourth Amendment Effective Date” means June 30, 2011.

“Liquidity Ratio” means, as of any date of determination, the ratio of (i) Borrower’s unrestricted cash held at Bank plus net Accounts Receivable less Financed Receivables to (ii) the aggregate outstanding amount of the Refinance Term Loan as of such date.

“Maturity Date” is June 28, 2012.

2.11 Section 13 (Definitions).  The following term and its respective definition set forth in Section 13.1 hereby is deleted:

“Early Termination Fee”

2.12 Exhibit B is hereby replaced with Exhibit B attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of updated Borrowing Resolutions and (c) the payment by Borrower of an extension fee in the amount of Five Thousand Dollars ($5,000).

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK SILICON VALLEY BANK	BORROWER US DATAWORKS, INC.
By: /s/ Priya Iyer	By: /s/ Randall J. Frapart
Name: Priya Iyer	Name: Randall J. Frapart
Title: Relationship Manager	Title: Chief Financial Officer